                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              CHEVRON CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF CHEVRON]

    CHEVRON CORPORATION
                                          Notice of Annual Meeting

                                          of Stockholders and

                                          Proxy Statement

                                          May 2, 1995

                                          George R. Brown Convention Center

                                          1001 Avenida De Las Americas
                                          Entrance C

                                          Houston, Texas

                                                               [LOGO OF CHEVRON]

San Francisco, California
March 24, 1995

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 2, 1995

To the Stockholders:

The Annual Meeting of Stockholders of Chevron Corporation will be held at 9:30 a.m., local time, on Tuesday, May 2, 1995, in the George R. Brown Convention Center, 1001 Avenida de las Americas, Entrance C, Houston, Texas (the "Meeting").

As set forth in the attached proxy statement, the Meeting will be held for the following purposes:

  . ITEM 1--to elect 10 Directors;

  . ITEM 2--to vote on a proposal, unanimously recommended by the Board of Directors of Chevron Corporation, to permit the merger of the employee Profit Sharing/Savings Plan and the Savings Plus Plan;

  . ITEM 3--to ratify the appointment of independent public accountants;

  . ITEMS 4 AND 5--to take action on stockholder proposals;

and to act upon such other matters as may properly be brought before the Meeting.

Stockholders of record at the close of business on March 9, 1995 are entitled to vote at the Meeting. The number of outstanding voting securities of Chevron Corporation on February 16, 1995 was 651,922,688 shares of Common Stock, $1.50 par value. Each share is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the George R. Brown Convention Center on May 2, 1995 and for 10 days prior to the Meeting, between the hours of 8:00 a.m. and 4:00 p.m. at the offices of Chevron U.S.A. Inc., 1301 McKinney Street, Houston, Texas.

Please carefully read the attached proxy statement for information on the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting. If you cannot, please vote on the listed items by marking, signing and returning the enclosed proxy card. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

By Order of the Board of Directors

/s/ M. J. McAULEY

M. J. McAULEY
Secretary

If you require special accommodations at the Meeting due to a disability, please call the Secretary's office at (415) 894-0631 by April 14, 1995.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
General Information for Stockholders......................................   1
  Voting Procedures.......................................................   1
  Expenses of Solicitation................................................   1
  Stockholder Proposals...................................................   2
ITEM 1 Election of Directors..............................................   2
  Nominees for Directors..................................................   2
  Stock Ownership of Directors and Executive Officers.....................   5
  Board Committees and Meeting Attendance.................................   5
  Non-employee Directors' Compensation....................................   6
  Executive Compensation..................................................   7
    Management Compensation Committee Report on Executive Compensation....   7
    Summary Compensation Table............................................  11
    Option Grants in 1994 Table...........................................  12
    Aggregated Option Exercises and 1994 Year-End Option Value Table......  12
    Long-Term Incentive Plan--1994 Performance Unit Awards Table..........  12
    Pension Plan Table....................................................  13
    Performance Graph.....................................................  14
ITEM 2 Approval of the Proposal to Permit the Merger of the Profit
       Sharing/Savings Plan and the Savings Plus Plan.....................  15
ITEM 3 Approval of the Appointment of Independent Public Accountants......  17
ITEM 4 Stockholder Proposal to Pay Directors Exclusively in Common Stock..  18
ITEM 5 Stockholder Proposal on Environmental Hazards Assessment...........  19
Other Matters.............................................................  21

                                                 CHEVRON CORPORATION
                                                 225 Bush Street
                                                 San Francisco, California
                                                 94104
March 24, 1995

                                PROXY STATEMENT

This proxy statement is furnished by the Board of Directors of Chevron Corporation ("Chevron") to help you exercise your voting rights at the May 2, 1995 Annual Meeting of Stockholders (the "Meeting"). The accompanying proxy card represents your holdings of Chevron Corporation Common Stock, $1.50 par value ("Chevron Stock").

                      GENERAL INFORMATION FOR STOCKHOLDERS

VOTING PROCEDURES

If you are a stockholder of Chevron, you can be represented at the Meeting and have your shares voted as you direct by means of the enclosed proxy card. The proxy holders, K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser, will vote all shares of Chevron Stock represented by proxy cards that are properly signed and returned by stockholders. Your shares will be voted by the proxy holders as you have directed. You may specify your voting choices by marking the appropriate boxes on the proxy card. If you properly sign and return your proxy card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. The proxy card also authorizes the proxy holders to vote the shares represented on any matters not known at the time this proxy statement was printed that may properly be presented for action at the Meeting. YOU MUST RETURN A SIGNED PROXY CARD TO PERMIT THE PROXY HOLDERS TO VOTE YOUR SHARES.

The Board of Directors encourages you to complete and return the proxy card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting. If you attend the Meeting and wish to vote, your ballot at the Meeting will cancel any proxy that you have previously given.

Corporation policy is to handle proxies and ballots from all stockholders in a manner that protects stockholder voting privacy. Only the proxy solicitor, the Judges of Election and the few other persons necessary to inspect and process the ballots and proxies have access to them. None of these persons is a Director or officer of Chevron. Every such person pledges to treat in confidence all information from proxies and ballots. Information concerning the ballots and proxies may be disclosed only in the event of a proxy contest or as otherwise required by law. Your Directors believe these procedures are in the best interests of Chevron and are adequate to protect stockholder voting privacy.

Under Chevron's Restated Certificate of Incorporation and By-Laws, each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are Directors to be elected and for or against all other matters presented.

The nominees receiving the most support for the number of positions to be filled are elected Directors. Proposals are approved if the number of shares voted in favor exceed the number voted against. Abstentions and broker non-votes do not affect the calculation.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Chevron. Chevron has retained Georgeson & Company Inc. to solicit proxies at an estimated cost of $25,000. Employees of Chevron and its subsidiaries may also solicit proxies personally and by telephone, for which the expense would be nominal.

STOCKHOLDER PROPOSALS

You may be asked to vote on proposals which were submitted by stockholders who are not members of management or the Board of Directors. The proposals are included as action items in the Notice of Meeting and are set forth and discussed in this proxy statement because they are proper subjects for action by stockholders and for inclusion in the proxy statement, have been submitted to Chevron on a timely basis, and otherwise comply with the rules of the Securities Exchange Act of 1934, as amended, the laws of the State of Delaware and applicable provisions of Chevron's Restated Certificate of Incorporation. These proposals have been printed in this proxy statement as submitted.

When submitted, each proposal included the name and address of the stockholder making the proposal, the number of shares owned by the stockholder and the dates upon which the shares were acquired. Each proposal also included a statement that the stockholder had held the shares for more than one year at the time of the submission and intended to hold the shares through the date of the Meeting. Persons who claimed beneficial ownership of stock held of record by others were permitted to submit proposals if they submitted appropriate documentation of their claim of beneficial ownership. The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by Chevron, either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

Stockholders submitting a proposal must appear personally or by proxy at the Meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the Meeting and it is supported by a majority of the shares that are voted.

For a stockholder proposal to be considered for inclusion in the proxy materials for the 1996 Annual Meeting of Stockholders, it must be received by the Corporate Secretary at the corporate headquarters address before November 23, 1995. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested.

                            ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

It is intended that the shares represented by the enclosed proxy card will be voted, unless such authority is withheld, for the election of the 10 Director nominees named in the following section. Each nominee is presently a Director of Chevron. The Directors will be elected to serve for the ensuing year and until their successors have been elected. In the event that any Director nominee should become unavailable to serve as a Director, which is not anticipated, the proxy will be voted for a nominee who shall be designated by the present Board to fill such vacancy or the Board of Directors may provide by resolution for a lesser number of Directors.

NOMINEES FOR DIRECTORS

[PHOTO OF     SAMUEL H. ARMACOST, 55, is a General Partner of Weiss, Peck &
SAMUEL H.     Greer, an investment firm. Mr. Armacost was President, Director
ARMACOST      and Chief Executive Officer of BankAmerica Corporation from 1981
APPEARS       to 1986. From 1987-1990, he was a Managing Director of Merrill
HERE]         Lynch Capital Markets. He assumed his current position in 1990.
              He has been a Director of Chevron since 1982. He is a Director of SRI International, the Irvine Foundation, The Failure Group,
              Inc. and CoreLink Resources Inc.; and a member of The Business
              Council, The Conference Board and the Advisory Council of the
              California Academy of Sciences.

[PHOTO OF     J. DENNIS BONNEY, 64, is a Vice-Chairman of the Board of
J. DENNIS     Chevron. He joined Chevron in 1960. After a succession of
BONNEY        assignments in its international operations, he advanced to
APPEARS       Assistant Manager of the Foreign Operations Staff in 1967 and
HERE]         Manager in 1971. He was elected a Vice-President in 1972 and assumed his present position in 1987. He has been a Director of Chevron since 1986. He is a Director of the American Petroleum
              Institute, the San Francisco Opera and San Francisco
              Performances. He is a Trustee of the Asian Art Museum and the World Affairs Council of Northern California. He is a member of the Board of Overseers of the Hoover Institution, a member of the National Council of the World Wildlife Fund and a member of the Council on Foreign Relations. Mr. Bonney is scheduled to retire as an officer and employee on January 1, 1996. At such time, in accordance with corporation policy, he would resign from the Board of Directors.




[PHOTO OF     KENNETH T. DERR, 58, is Chairman of the Board of Chevron. He
KENNETH T.    joined Chevron in 1960. After a succession of assignments in the
DERR          Comptroller's and Manufacturing Departments, he became Assistant
APPEARS       to the President in 1969. He was elected a Vice-President in
HERE]         1972, a Vice-Chairman in 1985 and assumed his present position in 1989. He served as President and Chief Executive Officer of
              Chevron U.S.A. Inc. from 1979 to 1984. He has been a Director of
              Chevron since 1981. He is a Director of Citicorp, Potlatch
              Corporation, The Bay Area Council, Invest-in-America and the
              American Productivity and Quality Center; Chairman of the
              American Petroleum Institute; a Trustee of Cornell University;
              and a member of the National Petroleum Council, the California
              Business Roundtable, The Business Council, The Business
              Roundtable and the President's Council on Sustainable
              Development.




[PHOTO OF SAM GINN, 57, has been Chairman of the Board and Chief Executive SAM GINN Officer of AirTouch Communications, formerly PacTel Corporation,
APPEARS       a worldwide wireless telecommunications company, since December
HERE]         1993. From 1988 until April 1, 1994, Mr. Ginn served as Chairman of the Board, President and Chief Executive Officer of Pacific
              Telesis Group. He was Chairman of the Board of Pacific Bell from
              1988 until April 1, 1994. He has been a Director of Chevron since 1989. He is also a Director of Transamerica Corporation and Safeway Inc. Mr. Ginn is Chairman of The California Business
              Roundtable and a member of The Business Roundtable, The Business
              Council, The Institute for International Studies at Stanford and the California Council on Competitiveness.




[PHOTO OF     CARLA ANDERSON HILLS, 61, is Chairman and Chief Executive
CARLA         Officer of the Hills & Company International Consultants, a
ANDERSON      company giving advice on investment, trade and risk issues
HILLS         abroad. In 1994 Mrs. Hills joined the law firm of Mudge Rose
APPEARS       Guthrie Alexander & Ferdon. From 1989 to 1993, she served as
HERE]         United States Trade Representative. Prior to her government service, she was a co-managing partner in the law firm of Weil, Gotshal & Manges. She is a Director of American International
              Group, American Telephone and Telegraph Company, Bechtel
              Enterprises, Inc, Bechtel Group, Inc., Time Warner Inc. and
              Trust Company of the West. Mrs. Hills was a Director of Chevron from 1977 through 1988 prior to serving as U.S. Trade
              Representative, and rejoined the Board of Directors in 1993.

[PHOTO OF     CHARLES M. PIGOTT, 65, is Chairman of the Board and Chief
CHARLES M.    Executive Officer of PACCAR Inc, a manufacturer of
PIGOTT        transportation equipment. He was elected President of PACCAR Inc
APPEARS       in 1965, became its Chief Executive Officer in 1967 and Chairman
HERE]         of the Board in 1986. He has been a Director of Chevron since
              1973. He is a Director of The Boeing Company and Seattle Times
              Company; and a member of The Business Council.




[PHOTO OF     CONDOLEEZZA RICE, 40, is Provost and Vice President of Stanford
CONDOLEEZZA   University. She was named Provost in September 1993. Ms. Rice
RICE          joined the Stanford University faculty in 1981. From 1986 to
APPEARS       1987, she served on a fellowship with the Joint Chiefs of Staff
HERE]         acting as Special Assistant to the Director of the Joint Staff
              for strategic nuclear policy. From 1989 until April 1991, she served on the Bush Administration's National Security Council, as Director for Soviet and East European Affairs and also as Senior Director for Soviet Affairs. She also served as Special
              Assistant to President Bush for National Security Affairs. She has been a Director of Chevron since 1991. She is a Director of Transamerica Corporation and the Rand Corporation. She is a member of the Council on Foreign Relations and the Aspen
              Strategy Group.




[PHOTO OF     JAMES N. SULLIVAN, 57, is a Vice-Chairman of the Board of
JAMES N.      Chevron. He joined Chevron in 1961 as a Process Engineer and
SULLIVAN      held a succession of manufacturing assignments. He was elected a
APPEARS       Vice-President of Chevron in 1983. He assumed his present
HERE]         position in 1989. He has been a Director of Chevron since 1988.
              He is a member of the Board of Trustees of the University of San
              Francisco, the California Academy of Sciences and the Committee for Economic Development. He is a Director of the U.S. Chamber of Commerce, the National Association of Manufacturers and the American Petroleum Institute.




[PHOTO OF     GEORGE H. WEYERHAEUSER, 68, has been Chairman of the Board of
GEORGE H.     Weyerhaeuser Company, a forest products company, since 1988. He
WEYERHAEUSER  joined Weyerhaeuser Company in 1949, became its President in
APPEARS       1966 and was its Chief Executive Officer from 1966 to 1991. He
HERE]         has been a Director of Chevron since 1977. He is a Director of
              The Boeing Company and SAFECO Corporation and a member of The
              Business Council.




[PHOTO OF     JOHN A. YOUNG, 62, retired as President, Director and Chief
JOHN A.       Executive Officer of Hewlett-Packard Company, a manufacturer of
YOUNG         electronic equipment, in 1992. He joined Hewlett-Packard in
APPEARS       1958, became its President in 1977 and its Chief Executive
HERE]         Officer in 1978. He has been a Director of Chevron since 1985.
              He is a Director of Affymetrix, Inc., Abiotic Systems, Inc.,
              General Magic Inc., Novell, Inc., Shaman Pharmaceuticals, Inc.,
              SmithKline Beecham PLC and Wells Fargo & Company. He is a member of The Business Council and the Executive Committee of the Council on Competitiveness. He is Chairman of the Board of Smart
              Valley Inc., a non-profit corporation aimed at creating an electronic community in Silicon Valley.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Under applicable rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of Chevron Stock if he or she directly or indirectly has or shares voting power and/or investment power with respect to a security. A person is also considered to own shares which he or she does not own currently but has the right to acquire presently or at some time within the next 60 days. Restricted stock units awarded under Chevron compensation plans do not carry voting rights and may not be sold. Nonetheless, they may ultimately be paid in shares of Chevron Stock and represent economic ownership.

The following table contains information about economic and beneficial ownership of Chevron Stock as of January 25, 1995, for each Director, for each executive officer named in the Summary Compensation Table on page 11 and for all Directors and executive officers of Chevron as a group. All amounts shown in the table represent less than one percent of the outstanding shares of Chevron Stock.

                                               Restricted  Shares
                                                 Stock    Currently Exercisable
                                                Units(1)  Owned(2)  Options(3)
                                               ---------- --------- -----------
      Samuel H. Armacost......................    2,550      2,100         -0-
      J. Dennis Bonney........................   24,694     76,757     182,800
      Kenneth T. Derr.........................      -0-    130,867     329,400
      Raymond E. Galvin.......................    2,950     18,674      73,000
      Sam Ginn................................    1,982      2,000         -0-
      Carla A. Hills..........................      951        600         -0-
      Martin R. Klitten.......................      -0-     23,270     102,200
      Charles M. Pigott.......................    2,550     68,904         -0-
      Condoleezza Rice........................    1,125        -0-         -0-
      James N. Sullivan.......................      -0-     56,922     182,800
      George H. Weyerhaeuser..................    2,550     12,800         -0-
      John A. Young...........................    2,550      1,000         -0-
      Directors and executive officers as a
       group (16 persons).....................   79,640    475,741   1,075,600

- --------
(1) Includes, for non-employee Directors, stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors, and for executive officers, stock units deferred under the Management Incentive Plan and stock units awarded under the Long-Term Incentive Plan. The stock units awarded under the Long-Term Incentive Plan remain subject to possible forfeiture under applicable provisions of the plan.
(2) Includes, for executive officers, restricted shares and shares held in trust under various profit sharing or incentive plans, some of which may remain subject to forfeiture under applicable provisions of such plans.
(3) Represents all currently exercisable stock options awarded under the Long-Term Incentive Plan.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors has established permanent Audit, Board Nominating, Management Compensation and Public Policy committees. The membership of each of these committees is determined from time to time by the Board.

The Audit Committee, which consists of George H. Weyerhaeuser, Chairman, Samuel
H. Armacost, Sam Ginn, Carla A. Hills and John A. Young, held 3 meetings during 1994. The committee selects a firm of independent certified public accountants to audit the books and accounts of Chevron and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls.

The Board Nominating Committee, which consists of Samuel H. Armacost, Chairman, Charles M. Pigott, Condoleezza Rice, S. Bruce Smart, Jr. and John A. Young, held 2 meetings during 1994. The committee assesses the size and composition of the Board and recommends prospective Directors, without regard to race, religion or sex, to assist in creating a balance of knowledge, experience and capability on the Board. The committee will consider nominees recommended by stockholders. If a stockholder wishes to recommend a nominee for the Board of Directors, the stockholder should write to the Corporate Secretary of Chevron specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Board Nominating Committee.

The Management Compensation Committee, which consists of Charles M. Pigott, Chairman, Samuel H. Armacost, Sam Ginn, Carla A. Hills, Condoleezza Rice,
S. Bruce Smart, Jr., George H. Weyerhaeuser and John A. Young, held 6 meetings during 1994. The committee reviews and approves salaries and other matters relating to compensation of the principal officers and all executives of Chevron and its subsidiaries above a specified salary grade. The committee also administers the Excess Benefit, Management Incentive and Long-Term Incentive Plans of Chevron.

The Public Policy Committee, which consists of S. Bruce Smart, Jr., Chairman, Kenneth T. Derr, Sam Ginn, Carla A. Hills, Charles M. Pigott and Condoleezza Rice, held 3 meetings during 1994. The committee identifies, monitors and evaluates domestic and foreign social, political and environmental trends, issues and concerns which affect or could affect Chevron or to which Chevron could make a unique contribution. The committee reviews and develops recommendations to the Board to assist it in formulating and adopting policies and strategies concerning public policy issues.

Chevron's Board of Directors met 10 times during 1994. There were a total of 24 meetings of the Board and its committees. Attendance by all Directors at these meetings averaged over 91 percent.

NON-EMPLOYEE DIRECTORS' COMPENSATION

Non-employee Directors receive an annual retainer of $35,000 and an attendance fee of $1,250 for each meeting of the Board or a Committee of the Board attended. Committee Chairmen are paid an additional fee of $1,250 for each meeting chaired. Any non-employee Director may elect to defer receipt of all or any portion of the annual retainers and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or alternatively, at the election of the Director are converted into stock units representing the value of an equal number of shares of Chevron Stock. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market value of Chevron Stock during the deferral period. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

In addition, non-employee Directors receive deferred compensation to supplement their cash retainers and attendance fees under the Chevron Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"). Benefits under the Restricted Stock Plan accrue in the form of stock units and are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Pursuant to the Restricted Stock Plan, the stock unit accounts of non-employee Directors are credited annually with stock units representing $10,000 worth of Chevron Stock and quarterly with stock units representing converted dividend equivalents earned on the stock units in the non-employee Directors' accounts. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years. However, such forfeiture does not apply if a Director reaches age 72 while serving.

Non-employee Directors are reimbursed for expenses which may be incurred by them in connection with the business and affairs of Chevron.

                             EXECUTIVE COMPENSATION

The compensation of K. T. Derr, Chevron's Chief Executive Officer, and the four other most highly paid executive officers during 1994 is discussed in the report from the Management Compensation Committee of the Board of Directors below and is shown on the following pages in five tables.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report is provided by the Management Compensation Committee of the Board of Directors (the "Committee") to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of all eight of the non-employee Directors, is responsible for establishing and administering Chevron's executive compensation program. The Committee met 6 times during 1994.

In structuring Chevron's incentive programs, the Committee has been advised on plan design by external compensation consultants, as well as Chevron's compensation staff. The Committee has been provided with competitive pay and performance information by an outside consultant. Chevron's compensation staff provided additional data and analysis that was requested by the Committee.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

.  link rewards to business results and stockholder returns,

. encourage creation of stockholder value and achievement of strategic objectives,

. provide total compensation opportunity that is competitive with major oil and non-oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance,

. maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades, and

.  attract and retain high caliber personnel on a long-term basis.

Chevron uses seven major oil companies as its competition when determining competitive compensation practice: Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal. These seven are the primary competition in the marketplaces in which Chevron operates and are strong competitors for human resources.

Five of these competitors (Amoco, Arco, Exxon, Mobil and Texaco) are also used as the competitor peer group when determining relative total stockholder return ("TSR"), which is stock price appreciation plus dividends on a reinvested basis. Shell is excluded because it is a subsidiary of Royal Dutch Shell and does not issue stock, making it difficult to determine a return to stockholders. Unocal is excluded from the peer group because its assets and scope of operations are significantly smaller than the other members of the peer group.

                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short-and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity. Payout of the short-term incentives depends on assessments of corporate performance measured against both annual business plan objectives and performance relative to the five peer group competitors (Amoco, Arco, Exxon, Mobil and Texaco). Payout of the long-term incentives depends on performance of Chevron Stock and on TSR performance relative to the same five competitors.

Base Pay

 . Salary structures are targeted to average pay levels of the seven major oil competitors noted previously. The Committee also reviews pay information of companies outside of the oil industry supplied by outside consultants when establishing salary structures to ensure compensation opportunity is appropriate on a broad industry basis.

 . Salaries within these structures vary by individual and are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience, time since last increase, and current salary compared to market rates when considering salary actions.

 . Executive salaries and proposed changes are reviewed and approved annually by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

Short-Term Incentive (Management Incentive Plan)

 . The Management Incentive Plan ("MIP") is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on competitive practice of the seven oils (Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal). Actual individual awards typically vary from 150% of target to 0%. Awards are based on the Committee's assessments of performance vs. objectives on three components: corporate results, business unit results and individual performance, each weighted about 1/3 of the target award. Performance assessments within each of the three components are aggregate judgments; there is no specific weighting formula for each factor within a component.

 . Corporate and business unit financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed ("ROCE"), cash flow, and operating expense. Results are measured against these objectives and against major oil competitor results.

 . An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial objectives as well as objectives related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

 . The corporate performance assessment is the same for all MIP participants. Individuals will have differing business unit and individual performance assessments.

Long-Term Incentive (Long-Term Incentive Plan)

 . The Long-Term Incentive Plan ("LTIP") is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the seven oils (Amoco, Arco, Exxon, Mobil, Shell, Texaco and Unocal) which are provided by an outside consultant. Grants are typically in the form of non-qualified stock options and performance units.

 . Stock options are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron Stock. The Committee does not grant discounted options.

 . The ultimate value of performance units (denominated in shares of Chevron Stock) is tied to Chevron's TSR as compared to TSRs for Amoco, Arco, Exxon, Mobil and Texaco. Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from 0% to 150%. If Chevron's TSR is the lowest of the group, the modifier is 0%; if fifth, 30%; if fourth, 60%; if third, 90%; if second, 120%; if first, 150%. Moreover, if one or more competitor's TSR is within one percentage point of Chevron's TSR, the TSR ranking modifiers are averaged. Payout (in cash) is equal to the number of units multiplied by the performance modifier and then multiplied by the Chevron Stock price at the end of the performance period.

                           EXECUTIVE STOCK OWNERSHIP

  Chevron has no formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings and Savings Plus Plans (broad-based employee stock ownership and savings plans) in addition to having the option to defer MIP awards and LTIP performance unit payouts into Chevron Stock accounts. As a result of these opportunities, the value of Chevron Stock holdings of executives as a group is on average more than 4 times their salaries.

              1993 OBRA--EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

The Omnibus Budget Reconciliation Act of 1993 ("OBRA") included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation Table, subject to several statutory exceptions. Final regulations for this section of OBRA have not been issued by the Treasury Department. However, based on the proposed regulations and transition rules, the Committee believes both the MIP and the LTIP currently qualify for statutory exceptions. Therefore, the Committee does not anticipate additional tax exposure from grants or awards made under these plans.

                             1994 CEO COMPENSATION

BASE PAY

In 1993, Chevron's adjusted earnings were $2.1 billion, up 38% from 1992 and 19% over the 1993 objective of $1.8 billion. (Adjusted earnings for this purpose represent reported earnings before special items and accounting changes. Competitor reported earnings are similarly adjusted, based on publicly available data.) Chevron's reported earnings were $1.3 billion, down 19% from 1992 and reported ROCE was 6.8% compared to 8.5% in 1992. (Reported earnings in 1992 includes the cumulative effects of accounting changes for Chevron's adoption of accounting standards FAS 106 and FAS 109). 1993 adjusted ROCE of 10.9% compares to 8.4% in 1992. Cash flow from operations was $4.2 billion, up 8% from 1992.

Operating expenses were reduced an additional $0.40 per barrel in 1993, bringing the cumulative reduction since 1991 to over $1 billion a year. For the year, Chevron's TSR was 30.6%, 2 1/2 times the competitor average (12.4%), and 3 times the S&P average (10.0%).

Mr. Derr became Chairman on January 1, 1989, and in the five-year period 1989-93, Chevron achieved an average TSR of 18.9% per year, which ranked Chevron first among major oil companies. During this same period the peer oil companies (Amoco, Arco, Exxon, Mobil and Texaco) achieved returns for their stockholders ranging from 10.4% to 17.0% and averaging 13.2%.

Based on the above results, the Committee granted Mr. Derr a salary increase of $100,000 (11.1%), effective January 1, 1994. This increase brought his annual salary to $1,000,000.

ANNUAL BONUS (MIP)

Chevron's 1994 earnings were below objective for the year. Adjusted earnings decreased 22% from 1993 to 1994, moving Chevron's relative rank from third to fourth among the peer group. Reported earnings of $1.7 billion increased 34% from 1993, moving Chevron from fourth place relative to its peers in 1993 to third place in 1994. Cash flow from operations was $2.9 billion, down 31% from 1993.

Chevron's 1994 TSR was 6.8%, third among the LTIP competitors and well above the 1.3% posted by the S&P 500. Reported ROCE increased from 6.8% in 1993 to 8.7% in 1994, which moved Chevron from fifth place relative to the peer group to fourth place. Adjusted ROCE declined to 8.6% from 10.9% in 1993. Operating expense was essentially unchanged from last year, and still remained significantly below the 1991 and 1992 levels.

Since 1994 performance fell short of objectives, the Committee granted Mr. Derr a below target MIP award of $700,000, which was 23% less than his award for 1993 performance. (NOTE: The 1994 MIP awards for the other four highest paid officers were also less than their target awards.)

LONG-TERM INCENTIVES

Mr. Derr was granted performance units in 1991 for the performance period January 1, 1992 through December 31, 1994. Chevron's TSR of 14.2% for this three year period was the highest of the competitor group. However, since the second highest TSR (13.8%) was within one percentage point, the payout modifier was 135% (the average of the 150% first place and 120% second place modifiers) which resulted in a $1,402,981 performance unit payout to Mr. Derr.

Chevron's LTIP grants are made under the same determination rules for all LTIP Plan participants. Mr. Derr's 1994 LTIP grant was 125,300 stock options and 29,000 performance units. Based on data provided by an outside consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities. The value of the stock options granted will depend on the price of Chevron Stock at the time they are exercised. The performance period for the performance units began on January 1, 1995 and will end on December 31, 1997; payout will be based on Chevron's TSR ranking relative to the five competitor companies (Amoco, Arco, Exxon, Mobil and Texaco).

The Committee also notes that Mr. Derr was allocated $3,374 from his participation in Chevron's Profit Sharing/Savings Plan, a broad-based employee stock ownership and savings plan. The 1994 allocation to this Plan was based on Chevron's income.

January 25, 1995                               MANAGEMENT COMPENSATION COMMITTEE

                                                     C. M. PIGOTT, CHAIRMAN
                                                     S. H. ARMACOST
                                                     SAM GINN
                                                     C. A. HILLS
                                                     C. RICE
                                                     S. B. SMART, JR.
                                                     G. H. WEYERHAEUSER
                                                     J. A. YOUNG

SUMMARY COMPENSATION TABLE

                                                       Long-Term Compensation
                                                ----------------------------------
                         Annual Compensation           Awards            Payouts
                       ------------------------ ---------------------- -----------
    Name                                        Restricted  Securities   Vested    All Other
    and                               Bonus ($)    Stock    Underlying Performance  Compen-
 Principal                   Salary     (Year   Award(s)(1)  Options      Units    sation(2)
  Position             Year    ($)     Earned)      ($)        (#)         ($)        ($)
 ----------            ---- --------- --------- ----------- ---------- ----------- ---------
 K. T. Derr            1994 1,000,000  700,000      -0-      125,300    1,402,981   50,095
 Chairman              1993   900,000  914,000      -0-       93,600      909,437   58,073
                       1992   800,000  759,000      -0-       94,600      311,328   36,628
 J. D. Bonney          1994   620,000  375,000      -0-       68,800      787,327   34,252
 Vice-Chairman         1993   550,000  469,000      -0-       51,400      509,284   35,490
                       1992   512,500  421,000      -0-       52,000      174,344   23,668
 J. N. Sullivan        1994   575,000  348,000      -0-       68,800      787,327   27,935
 Vice-Chairman         1993   500,000  427,000      -0-       51,400      509,284   32,263
                       1992   451,250  371,000      -0-       52,000      174,344   20,924
 M. R. Klitten         1994   381,250  208,000      -0-       40,200      473,580   19,438
 Vice-President        1993   356,250  248,000      -0-       30,000      227,359   23,007
                       1992   323,750  215,000      -0-       31,000       77,832   14,965
 R. E. Galvin          1994   380,000  184,000      -0-       28,700      301,907   18,402
 Vice-President        1993   354,167  240,000      -0-       21,400      200,076   22,867
                       1992   331,250  230,000      -0-       21,200       68,492   15,265

- --------
(1) Aggregate number of shares of restricted stock and/or restricted stock units and their value at fiscal year-end ($44.625 per share) is as follows:
    K. T. Derr--13,500 shares, $602,437.50; J. D. Bonney--7,550 stock units,
    $336,918.75; J. N. Sullivan--7,550 shares, $336,918.75; M. R. Klitten--
    3,550 shares, $158,418.75 and R. E. Galvin--2,950 stock units, $131,643.75.
    Holders of restricted stock/restricted stock units receive dividends/dividend equivalents paid on their holdings.
(2) Includes Chevron's contribution to the Profit Sharing/Savings Plan, the Savings Plus Plan and allocations under the Excess Benefit Plan for these plans. For 1994, contributions under the Profit Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $3,374, J. D. Bonney, $3,374, J. N. Sullivan, $3,440, M. R. Klitten, $3,964 and R. E. Galvin, $3,552; contributions under the Savings Plus Plan for the five named individuals were as follows: K. T. Derr, $3,020, J. D. Bonney, $3,020, J. N. Sullivan, $3,021, M. R. Klitten, $3,031 and R. E. Galvin, $2,777; and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $43,701, J. D. Bonney, $27,858, J.
    N. Sullivan, $21,474, M. R. Klitten, $12,443 and R. E. Galvin, $12,073.

OPTION GRANTS IN 1994 TABLE


                                  Individual Grants
                          ---------------------------------
                                     Percentage                         Potential Realizable Value on 6/29/04
                          Number of  of Total                                based on Assumed Compounded
                          Securities  Options    Exercise               Annual Rates of Stock Price Appreciation
                          Underlying Granted to   or Base              ---------------------------------------------
                           Options   Employees     Price    Expiration
Name                      Granted(1)  in 1994   (per Share)    Date     0% per Year   5% per Year     10% per Year
- ----                      ---------- ---------- ----------- ---------- ------------- --------------  ---------------
K. T. Derr..............   125,300      7.1%      $42.375    6/29/04     $   -0-        $ 3,339,171     $  8,462,115
J. D. Bonney............    68,800      3.9        42.375    6/29/04         -0-          1,833,479        4,646,397
J. N. Sullivan..........    68,800      3.9        42.375    6/29/04         -0-          1,833,479        4,646,397
M. R. Klitten...........    40,200      2.3        42.375    6/29/04         -0-          1,071,306        2,714,900
R. E. Galvin............    28,700      1.6        42.375    6/29/04         -0-            764,838        1,938,250
Stock Price per Share...                                                 $42.375        $     69.02     $     109.91
All Optionees...........                                                     -0-        $47 Million     $119 Million
All Stockholders(2).....                                                     -0-        $17 Billion     $ 44 Billion
Optionee Gain as % of
 All Stockholders' Gain.                                                     -0-                 .3%              .3%

- --------
(1) Non-qualified stock options are granted to Chevron's senior managers and executives (less than one percent of Chevron's employees). The options have a ten-year term and are 100% vested one year after date of grant. The exercise price is the fair market value on the date of grant.
(2) Represents aggregate increases in market capitalization of Chevron based upon the outstanding shares (651,750,633) of Chevron Stock as of December 31, 1994.

AGGREGATED OPTION EXERCISES AND 1994 YEAR-END OPTION VALUE TABLE

                                                Number of
                                               Securities         Value of
                                               Underlying      Unexercised In-
                                               Unexercised        the-Money
                                               Options at        Options at
                                              December 31,      December 31,
                                                1994 (#)          1994 ($)
                                             --------------- -------------------
                                              Exercisable/      Exercisable/
Name                                          Unexercisable     Unexercisable
- ----                                         --------------- -------------------
K. T. Derr.................................. 329,400/125,300 $2,408,513/$281,925
J. D. Bonney................................  182,800/68,800   1,341,113/154,800
J. N. Sullivan..............................  182,800/68,800   1,341,113/154,800
M. R. Klitten...............................  102,200/40,200      739,163/90,450
R. E. Galvin................................   73,000/28,700      528,075/64,575

No stock options were exercised by the above named executive officers during 1994.

LONG-TERM INCENTIVE PLAN-1994 PERFORMANCE UNIT AWARDS TABLE

                                Number of      Number at Payout     Performance
                               Performance ------------------------ Period Until
Name                              Units    Maximum Target Threshold    Payout
- ----                           ----------- ------- ------ --------- ------------
K. T. Derr....................   29,000    43,500  29,000   8,700     3 Years
J. D. Bonney..................   15,900    23,850  15,900   4,770     3 Years
J. N. Sullivan................   15,900    23,850  15,900   4,770     3 Years
M. R. Klitten.................    9,300    13,950   9,300   2,790     3 Years
R. E. Galvin..................    6,650     9,975   6,650   1,995     3 Years

The payout can vary depending on Chevron's TSR vs. its peer group (Amoco, Arco, Exxon, Mobil and Texaco). A performance modifier provides incentive to maximize TSR relative to the peer group by modifying the payout value (i.e., the modifier is 150% for highest relative TSR and 0% for lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average of the price of Chevron Stock at the end of the performance period.

PENSION PLAN TABLE

The following table illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                             Estimated Annual Pension
                                --------------------------------------------------
      Average Annual Earnings               Years of Credited Service
          During Highest 3      --------------------------------------------------
         Consecutive Years         25       30        35         40         45
      ------------------------  -------- -------- ---------- ---------- ----------
      $  500,000..............  $187,400 $221,200 $  256,100 $  291,100 $  326,000
      $  750,000..............  $281,100 $331,700 $  384,200 $  436,600 $  489,100
      $1,000,000..............  $374,800 $442,300 $  512,300 $  582,200 $  652,200
      $1,250,000..............  $468,500 $552,900 $  640,300 $  727,800 $  815,300
      $1,500,000..............  $562,100 $663,500 $  768,400 $  873,400 $  978,300
      $1,750,000..............  $655,800 $774,000 $  896,500 $1,019,000 $1,141,400
      $2,000,000..............  $749,500 $884,600 $1,024,600 $1,164,500 $1,304,500

If they remain employees until they reach age 65, the Years of Credited Service for Messrs. K. T. Derr, J. D. Bonney, J. N. Sullivan, M. R. Klitten and R. E. Galvin will be as follows: K. T. Derr, 40 years; J. D. Bonney, 35 years; J. N. Sullivan, 40 years; M. R. Klitten, 39 years and R. E. Galvin, 44 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal Social Security benefits required by the Retirement Plan. As a former executive of Gulf Oil Corporation, Mr. R. E. Galvin is also entitled to receive a single lump-sum payment upon retirement of $180,000.

The Retirement Plan is a defined benefit pension plan. Employees of Chevron and certain consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their benefits after completing five years of service. Benefits under the Plan are calculated on a "final average pay formula" based on length of credited service and the average of the highest three consecutive years of annual earnings. For executive officers, annual earnings include unrestricted incentive awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 11. The same 36-month period is used to determine the highest average earnings for both salary and unrestricted incentive awards.

The total pension benefit is equal to the sum of 1.4% of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus 1.35% of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6% of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal Social Security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits are ordinarily payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50 percent or 100 percent joint-and-survivor pension, or a lump sum payment.

PERFORMANCE GRAPH

The following graph, prepared by Value Line, Inc., shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or in an index of peer group companies over a five-year period beginning December 31, 1989 and ending December 31, 1994 weighted by market capitalization as of the beginning of each year. The graph reflects the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex dividend trading date. The interim measurement points show the TSR as of the end of each year between 1989 and 1994.

The peer group index is made up of Amoco, Arco, Exxon, Mobil and Texaco. Chevron competes directly against the companies in the peer group, and for a number of years has measured its performance against these companies for purposes of its Management Incentive Plan and Long-Term Incentive Plan.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

                    CHEVRON CORPORATION, S&P 500, PEER GROUP
              (PERFORMANCE RESULTS FROM 12/31/89 THROUGH 12/31/94)


Measurement Period           CHEVRON        S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    Peer Group
- -------------------          -----------    ---------    ----------
Measurement Pt-FYE 1989      $100           $100         $100
FYE   1990                   $111.69        $ 96.83      $105.83
FYE   1991                   $110.95        $126.41      $119.20
FYE   1992                   $117.24        $136.25      $124.34
FYE   1993                   $153.05        $150.00      $138.75
FYE   1994                   $163.61        $151.73      $145.51

                            ITEM 2 ON THE PROXY CARD

APPROVAL OF THE PROPOSAL TO PERMIT THE MERGER OF THE PROFIT SHARING/SAVINGS PLAN AND THE SAVINGS PLUS PLAN

Your Directors are presenting, for approval by the stockholders, a proposal to permit Chevron to merge its two existing broad-based employee profit-sharing plans and to make such further changes thereto as Chevron may from time to time desire. The merger is expected to produce a modest amount of administrative cost savings by eliminating duplicative tasks and may produce additional cost savings as described below under "The New PS/SP".

Chevron has long maintained broad-based, profit sharing plans to encourage employees to save for the future and to invest in the equity of Chevron. Currently, Chevron and substantially all of its U.S. consolidated subsidiaries are participating companies in the Chevron Corporation Profit Sharing/Savings Plan (the "PS/SP") and the Chevron Corporation Savings Plus Plan, which is designed to supplement the PS/SP.

Both plans are qualified under relevant provisions of the United States Internal Revenue Code that limit the aggregate amount of benefits that can be received by any individual employee under all such qualified plans. Accordingly, this proposal would not result in any increase in benefits paid to any of Chevron's Directors or officers. However, it would give Chevron additional flexibility to design the manner in which such benefits are provided, and could in the future result in an increase in aggregate benefits provided to employees generally. Approximately 34,841 employees are currently eligible to participate in the plans, and they would continue to be eligible to participate in the combined plan (the "New PS/SP").

THE PS/SP. Employees of participating companies may elect to participate in the current PS/SP after completing one year of service. The PS/SP has two components: a profit sharing component, which includes a leveraged employee stock ownership plan ("ESOP") feature, and a savings component.

Under the profit sharing component, the participating companies contribute, each quarter, an aggregate amount based on a formula relating to Chevron's consolidated pre-tax net income from the preceding quarter (the "Company Profit Sharing Contribution"). An employee may contribute two percent of regular pay on a before-tax or after-tax basis to the profit sharing component of the PS/SP through payroll deductions. Employees must make this contribution in order to receive a proportionate share of the Company Profit Sharing Contribution. Employee contributions and the Company Profit Sharing Contribution are invested in shares of Chevron Stock and credited to the employees' plan accounts. The PS/SP incorporates a leveraged ESOP, which incurred debt to fund the acquisition of Chevron Stock needed for the plan. As the debt is retired, shares are released to employee accounts in accordance with the profit-sharing formula. Employees have the right to direct the plan trustee how to vote any shares allocated to their accounts; if no direction is given by the employee, the shares may not be voted. All shares held in the ESOP's "suspense account" pending allocation to employee accounts are voted by the plan trustee, but in such a manner that it "mirrors" the aggregate vote of the employee accounts for which voting instructions have been given. Dividends paid on Chevron Stock held in profit-sharing accounts are reinvested in additional shares and credited to the same accounts. As of December 31, 1994, approximately 21 million shares were held in the ESOP suspense account and approximately 54 million shares were held in allocated employee accounts.

Under the savings component, employees may make voluntary contributions through payroll deductions of up to ten percent of regular pay on a before-tax basis though salary reduction agreements and up to ten percent of regular pay on an after-tax basis. However, the maximum amount of both types of voluntary contributions may be reduced to assure compliance with limitations imposed under applicable tax law. All such contributions are invested for the account of and in accordance with the direction of the employee in one or more of five investment funds, including a Chevron Stock fund. Each employee may direct the trustee how to vote any shares of Chevron Stock credited to his or her savings accounts under the plan; the shares are not voted unless instructions have been given. As of December 31, 1994, approximately 9 million shares of Chevron Stock were held in employee savings accounts under the plan.

SAVINGS PLUS PLAN. Effective July 1, 1990, Chevron implemented the Savings Plus Plan to help employees better meet financial and retirement needs. All regular, full-time and part-time employees who participate in the profit sharing component of the PS/SP automatically participate in the Savings Plus Plan. Under the Savings Plus Plan, the participating companies make an aggregate cash contribution (the "Company Savings Plus Contribution") each pay period equal to two percent of regular pay for each participating employee, up to the limit imposed by federal tax law. Participants may direct the Company Savings Plus Contribution into any of the same five investment funds offered under the savings component of the PS/SP. Each employee may direct the plan trustee how to vote the Chevron Stock credited to his or her account under the plan; undirected shares are voted by the trustee in direct proportion to the vote of the directed shares. As of December 31, 1994, approximately 1 million shares of Chevron Stock were held in employee accounts under the Savings Plus Plan.

CURRENT AMENDMENT AUTHORITY. Currently, Chevron may amend or terminate the PS/SP or the Savings Plus Plan at any time, except that the Board may not, without the prior approval of Chevron's stockholders, amend the PS/SP to (i) increase the rate of the Company Profit Sharing Contribution or (ii) permit the voting of Chevron Stock allocated to employees' accounts except as specifically directed by such employees. As a result of these provisions, it is unclear whether Chevron may merge the two plans without stockholder approval. For this reason, stockholder approval is being sought to permit the plans to be merged and to grant Chevron general amendment authority with respect to future plan changes.

THE NEW PS/SP. If this proposal is approved by stockholders, Chevron intends to merge the PS/SP and Savings Plus Plan to form the New PS/SP. The New PS/SP will permit shares of Chevron Stock that are released in connection with the retirement of ESOP debt to be allocated to employee accounts in accordance with the Company Savings Plus Contribution to the extent (if any) the shares exceed the amount needed under the PS/SP profit-sharing formula, thus possibly achieving some cost savings to Chevron. While Chevron currently intends to continue all other relevant features of the existing plans in the New PS/SP, your Directors consider it advisable to provide for the possibility of future amendments without having to seek prior stockholder approval, as such a requirement adds expense to the process of making plan changes and could delay or impede necessary or appropriate changes to Chevron's benefit programs. Accordingly, the New PS/SP will provide that Chevron may terminate the plan, combine it with other plans, or amend any of the plan's provisions at any time, without stockholder approval. Under relevant provisions of the Internal Revenue Code as currently in effect, however, no such change would result in any increase in the benefits actually received by any of Chevron's officers or Directors under the plan. In addition, under both the current PS/SP and the New PS/SP, no amendment may (i) reduce the plan benefits of any employee that have accrued under the plan prior to the amendment, nor (ii) divert any of the plan's assets to purposes other than providing benefits to the intended beneficiaries who have an interest in the plan and defraying the reasonable expense of administering the plan. Finally, any change to the provisions of the plan concerning the voting of Chevron Stock would be subject to Chevron's fiduciary duty to administer the plan in the interests of the plan participants and their beneficiaries.

The following table sets forth the benefits allocated to each of the following persons for the year ended December 31, 1994 under the PS/SP and the Savings Plus Plan, which are the same amounts that would have been allocated to such persons under the New PS/SP if it had been in effect during the period.

PLAN BENEFITS

NEW PS/SP

Name and Position                                            Dollar Value ($)(1)
- -----------------                                            -------------------
K. T. Derr..................................................    $    6,394.08
Chairman
J. D. Bonney................................................         6,394.14
Vice-Chairman
J. N. Sullivan..............................................         6,460.97
Vice-Chairman
M. R. Klitten...............................................         6,995.40
Vice-President
R. E. Galvin................................................         6,328.93
Vice-President
Executive Group.............................................        54,739.68
Non-Executive Director Group................................              (2)
Non-Executive Officer Employee Group........................    76,774,509.84

- --------
(1) The allocated benefits consist of Chevron Stock and such other securities held in the investment funds into which participants may direct the Company Savings Plus Contribution.
(2) Non-employee Directors are not eligible to participate in the PS/SP or the Savings Plus Plan and will not be eligible to participate in the New PS/SP.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO PERMIT THE MERGER OF THE PROFIT SHARING/SAVINGS PLAN AND THE SAVINGS PLUS PLAN.

                            ITEM 3 ON THE PROXY CARD

APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board, which is composed entirely of non-employee Directors, has selected Price Waterhouse LLP ("Price Waterhouse") as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 1995. The Board has endorsed this appointment and it is being presented to the stockholders for approval.

Price Waterhouse has audited the books, records and accounts of Chevron for many years and during the year ended December 31, 1994, provided both audit and nonaudit services. Audit services included: (1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements; (3) audit of specific financial and statistical information in connection with sales contracts and other agreements; and (4) examination of the financial statements of various Chevron employee benefit plans. Nonaudit services provided by Price Waterhouse included income tax consulting, employee benefit advisory services and systems consulting projects.

All audit and nonaudit services provided by Price Waterhouse are approved by the Audit Committee which will give due consideration to the potential impact of nonaudit services on auditor independence.

Representatives of Price Waterhouse will be present at the Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of Price Waterhouse, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT PUBLIC ACCOUNTANTS.

                            ITEM 4 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PAY DIRECTORS EXCLUSIVELY IN COMMON STOCK

  The shareholders of Chevron Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

Beginning on the 1996 [sic] Chevron Corporation fiscal year all members of the Board of Director's total compensation will be 1000 shares of Chevron Corporation common stock each year. No other compensation of any kind will be paid.

                              SUPPORTING STATEMENT

  For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

  A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

  The directors would receive 1000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Chevron believes it is in the best interests of the Corporation and its stockholders to attract and retain exceptional individuals to serve as non-employee Directors on the Board of Directors. To successfully do this, Chevron must offer a fair and competitive total compensation package to non-employee Directors (employee Directors are not compensated for services as Directors). Chevron believes that the Directors' current compensation package consisting of cash retainers and attendance fees and the Chevron Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan") is competitive with industry standards, allowing Chevron to attract highly valued individuals to serve on its Board.

As discussed on page 6 under "Non-employee Directors' Compensation," the Restricted Stock Plan supplements the non-employee Directors' cash compensation with deferred compensation in the form of stock units, which are payable in an equal number of shares of Chevron Stock after any non-employee Director terminates service as a Director of Chevron and attains the age of 65. Annual awards under the Restricted Stock Plan are subject to forfeiture if any non-employee Director fails to serve as a Director of Chevron for five years. In addition, any non-employee Director may elect to defer receipt of all or any portion of the annual retainers and meeting fees. At the election of the Director, such deferred amounts are converted into stock units representing the value of an equal number of shares of Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market price of Chevron Stock during the deferral period. Each of these forms of compensation gives the Directors an ownership interest in Chevron and further aligns their interests with the interests of stockholders.

Chevron believes that the current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. The cash portion of the compensation provides flexibility to non-employee Directors to use such cash as their particular needs may require, including the payment of income taxes which are the sole responsibility of the non-employee Directors. Requiring that all Directors' compensation be paid in the form of Chevron Stock may cause a hardship if cash is not available to pay for the tax liability related to the stock received as compensation. Chevron's current compensation package also aligns non-employee Directors' interests with stockholders' interests through stock units issued under the Restricted Stock Plan and through Directors' deferral elections. Implementation of this proposal would decrease the competitiveness of the compensation package for non-employee Directors and thereby decrease the ability of Chevron to attract and retain outstanding individuals to serve on Chevron's Board.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                            ITEM 5 ON THE PROXY CARD

STOCKHOLDER PROPOSAL ON ENVIRONMENTAL HAZARDS ASSESSMENT

WHEREAS:

Over 34,500 industrial chemical accidents were reported during 1988-92--nearly one every hour--in the United States. Over 2000 of these resulted in injuries, evacuations or deaths. Some 40% occurred concentratedly in just 2% of the counties in the U.S., primarily in California, Texas, and Louisiana. The New York Times reports this as one of the deadliest periods for the American petrochemical industry's history: "Alarm[ing] company executives, the 12 worst explosions killed 79 people, injured 833, and caused roughly $2 billion in damage." The Congressional subcommittee chairman overseeing OSHA believes these accidents are linked to the use of less-trained contract workers. Nevertheless, firms surveyed in 1994 further cut safety expenditures in response to competitive pressures, despite risks to communities and shareholders.

WHEREAS WE BELIEVE:

These problems are exemplified by explosions at facilities of companies such as Union Carbide, Chevron, and others;

Many companies are doing extensive studies of their chemical risks, with recommendations for improvement. Even when studies of plant safety and hazard prevention are required by OSHA and EPA, they are not disclosed to the local communities. We believe that unless such studies are shared with those potentially affected by the hazards, local citizens are unable to avoid needless deaths and injuries;

Investors, citizens, environmental and labor groups are increasingly asking about: worst-case accident scenarios and consequence analysis; groundwater contamination; hazardous waste disposal practices; safety audits and "self-audits' under the CMA Responsible Care Program; and toxic use reduction plans. Residents wish to inspect facilities and publicly discuss such documents with the company;

Some companies are agreeing to furnish this information under Good Neighbor Agreements which allow mutually-agreed-upon experts to give technical assistance to the community. Given our Company's past record and problems, we believe that it should meet community requests, make information public, and show itself to be accountable.

RESOLVED: Shareholders request the Company to adopt a policy to make publicly available at each facility information that will allow concerned persons or organizations (i) to assess that facility's (a) actual environmental and safety hazards to local communities, (b) pertinent Company policies and procedures, and (c) arrangements for emergency preparedness; and (ii) inspect such facilities with regard to these hazards.

                              SUPPORTING STATEMENT

To be effective, this information should be readily accessible to local residents, employees, and concerned environmental or community organizations. It should cover hazards to specific communities, evaluating the risks and consequences of chemical accidents, preventative measures, and plans to reduce the use of toxics. Our Company needs to deal adequately with the public's concerns about environmental health and safety, if it is to be viewed as environmentally responsible. We ask shareholders concerned with our Company's image, its treatment of local concerns about environmental health and safety, the financial and human costs of accidents, and the negative repercussion of negative publicity to vote FOR this resolution.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Your Board of Directors believes that Chevron's existing safety, fire, health and environment policy addresses the concerns raised in the proposal. This policy, adopted in 1989 and continuously reviewed to ensure currency, was supported by a vote of 98.3% of the stockholders at the 1991 Annual Meeting.

In 1992, Chevron issued a detailed guidance directive called PROTECTING PEOPLE AND THE ENVIRONMENT to assure the policy's full and consistent implementation. Along with sections covering compliance assurance, safe operations, emergency preparedness and pollution prevention, PROTECTING PEOPLE AND THE ENVIRONMENT requires Chevron facilities to communicate with community representatives and work to resolve community concerns. Specifically, each facility is required to:

. Put systems in place that ensure an ongoing dialogue with employees, contractors and local citizens to address safety, fire, health and environmental concerns, and

. Develop and maintain a convenient process that helps familiarize interested people with the facility, its operations and products and its efforts to protect safety, fire, health and the environment.

Chevron believes that its existing practice of dialogue with concerned citizens and organizations, as required by corporation policy and as implemented through PROTECTING PEOPLE AND THE ENVIRONMENT, satisfies the concerns raised in the stockholder proposal.

The stockholder proposal also requests that Chevron adopt a policy supporting citizen inspections of its facilities. Chevron does not believe that citizen inspections are necessary or appropriate, and therefore opposes this aspect of the proposal. Environmental and safety inspections require a detailed knowledge of the applicable regulatory requirements and are therefore the responsibility of the many regulatory agencies which oversee Chevron's operations. In 1993, Chevron facilities received over 4,700 regulatory agency inspections and the results of these inspections are available in public records.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

The Board of Directors does not know of any other business which will be presented for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in this Notice of Meeting and Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

SEC regulations require Chevron to identify the names of persons who failed to file or filed a late report required under Section 16 of the Securities Exchange Act of 1934, as amended. Generally, the reporting regulations under
Section 16 require Directors and officers to report changes in ownership in Chevron securities. Mr. J. E. Peppercorn, an officer of Chevron, participated passively in Chevron's Dividend Reinvestment Plan, which resulted in quarterly increases in his holdings of Chevron Stock as dividends paid on his stockholdings were reinvested for his account in additional shares of Chevron Stock. The balance of Mr. Peppercorn's dividend reinvestment account at December 31, 1994 was 53.699 shares. Due to the passive and modest nature of the investment, Mr. Peppercorn inadvertently failed to report such acquisitions as required by Form 5 for each of the years ended 1991, 1992 and 1993. These transactions have now been reported on Mr. Peppercorn's Form 5 for the year ended 1994.

By Order of the Board of Directors

/s/ M. J. McAULEY

M. J. McAuley
Secretary

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

Proxy

Chevron


This proxy is solicited on behalf of the Board of Directors.

K. T. Derr, C. M. Pigott and G. H. Weyerhaeuser, and each of them, each with the power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in CHEVRON CORPORATION at the annual meeting of its stockholders to be held on May 2, 1995, and any adjournment thereof.


Management recommends and will vote FOR the election of the following as Directors (unless otherwise directed):

1. S. H. Armacost, J. D. Bonney, K. T. Derr, S. Ginn, C. A. Hills, C. M. Pigott, C. Rice, J. N. Sullivan, G. H. Weyerhaeuser and J. A. Young.

     To vote for all nominees, check this box. [  ]

     To withhold authority to vote for all nominees, check this box. [  ]

     To withhold authority to vote for any individual nominee while voting for the remainder, write this nominee's name in the space following:

- --------------------------------------------------------------------------------


Management recommends and will vote FOR the following (unless otherwise directed):

2. Proposal to Permit the Merger of the Profit Sharing/Savings Plan and the Savings Plus Plan.

           FOR [  ]   AGAINST [  ]   ABSTAIN [  ]

3.   Appointment of Price Waterhouse as Independent Public Accountants.

           FOR [  ]   AGAINST [  ]   ABSTAIN [  ]


Management does not recommend and will vote AGAINST the following stockholder proposals (unless otherwise directed):

4.   Proposal to Pay Directors Exclusively in Common Stock.

           FOR [  ]   AGAINST [  ]   ABSTAIN [  ]

5.   Proposal on Environmental Hazards Assessment.

           FOR [  ]   AGAINST [  ]   ABSTAIN [  ]

- --------------------------------------------------------------------------------
                                  DETACH HERE


                                                          [CHEVRON LOGO] Chevron


March 24, 1995

                                                         Chevron Corporation
                                                         225 Bush Street
                                                         San Francisco, CA 94104


Dear Stockholders:

Attached is your 1995 Chevron Corporation Proxy Card. Please read both sides of the Proxy Card and mark, sign, and date it. Then detach and return it promptly using the enclosed reply envelope. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. We urge you to vote your shares.

We are pleased to invite you to attend the 1995 Annual Meeting of Stockholders of Chevron Corporation to be held at 9:30 a.m. local time on Tuesday, May 2, at the George R. Brown Convention Center in Houston, Texas.

Sincerely,

/s/ M.J. McAuley

M.J. McAuley
Secretary

TRANS-180-L (2-95)

(OVER)



This Proxy will be voted as directed, but if not otherwise directed, FOR the nominees, FOR the Proposals 2 and 3 and AGAINST the Stockholder Proposals 4 and
5. This Proxy will also be voted on such other matters as may properly come before the meeting (unless this sentence is stricken).

Please sign as name appears hereon, date, and return this Proxy Card promptly using the enclosed envelope.

Signature/Date

- ------------------------------------
Signature/Date

- ------------------------------------